Exhibit 10.3

                                                                                                10 March 2005

PERSONAL & CONFIDENTIAL

Mr. Michael Hanley

Dear Michael:

This letter is to confirm my discussion with you pertaining to the position of Executive Vice President of Alcan Inc. and a member of the Office of the President, effective 1 February 2005.  In this position you will report to me and you will be located in Montreal.

Salary

Your base salary will be US$550,000 per annum, effective 1 February 2005.  Your salary will be reviewed annually on the basis of competitive US compensation data.  Your job grade will be administered at a Personal Grade 54 under Alcan's structure.

Annual Bonus

You will continue to participate in Alcan's Executive Performance Award Plan (EPA) with a guideline bonus of 80% of the mid-point salary (US $582,700).  Under the EPA program, award payment will be related to the global EVA performance of Alcan Inc. as well as EHS performance.

Long Term Incentive (Stock Option and Relative TSR Program)

The combined target compensation value of Alcan's long term incentive Plans (Stock Option and TSR Performance Plan) at Salary Grade 54 is US $1,708,000 for 2005 with half this value provided in stock options and the other half provided under the new TSR Performance Plan.  The compensation value is revised annually on the basis of competitive US compensation data.  The Awards under both Plans continue to be subject to approval by the Human Resources Committee of the Board.

Pension Plan

You will remain a member of and eligible for pension benefits from the Alcan Canadian Pension plan and the Alcan Pension Plan for Officers

Termination

Should your employment be terminated without cause, Alcan will pay you a termination allowance equal to 24 months base salary and EPA guideline, calculated at the date of termination.  The amount will be paid as a lump sum or as salary continuance at your choice.  In the event you elect salary continuance, you will continue to participate in the benefit programs for the period of salary continuance except that the long-term disability plan and the accrual of vacation cease on termination date.  No option or TSR grants are made during the salary continuance period.

Change in Organizational Structure

In the event that the Board makes a change in the current Office of the President structure, which impacts on your future role in the organization, you will have the right to resign from Alcan if there is no mutually acceptable position for you in the new organization structure.  You will have up to 3 months from the date of the organizational change to make the decision to resign.  In this eventuality you shall be entitled to the termination provisions outlined above.

Change of Control/Confidentiality/Non-Competition

Your current Change of Control Agreement continues to be in force but will be revised to reflect your new position. Furthermore, you are asked to sign the attached confidentiality and non-competitive agreements.

Acceptance

Please sign and return a copy of this letter indicating your acceptance of the terms and conditions described in it.

This letter is written in English at the express request of the Parties.  Cette lettre est rédigée en anglais à la demande expresse des parties.

The terms and conditions outlined in this letter replace any previous contractual arrangements and constitute the full terms and conditions of employment.

                                                                                    /s/ Travis Engen

                                                                                    Travis Engen

                                                                                    Chief Executive Officer

I accept the terms and conditions described above.

/s/ Michael Hanley                                                          31 March 2005

            Michael Hanley                                                                        date